Exhibit 99.1

Prospect Capital Reports Record 97% Recurring Interest Income Mix, $0.26 per Share of Quarterly Taxable Income (Exceeding $0.25 per Share of Quarterly Declared Dividends), and Stable Net Asset Value per Share
NEW YORK — (Marketwired) — May 6, 2015 — Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our third fiscal quarter ended March 31, 2015.
For the March 2015 quarter, our net investment income (“NII”) was $87.4 million or $0.24 per weighted average share. For the March 2014 quarter, our NII was $98.5 million or $0.31 per weighted average share. NII decreased by $11.1 million year-over-year on a dollars basis and decreased by $0.07 on a per share basis, driven primarily by a $0.07 per share decrease in structuring fees and a $0.02 per share increase in interest and credit facility expenses. Offsetting this decrease in income was a $0.02 per share decrease in incentive management fees. The decrease in structuring fee income was due to lower origination levels and a mix shift toward online loans (which do not generate structuring fees but which are currently delivering an expected levered yield of approximately 18%).
Our evolving origination mix has increased our percentage of recurring income with 96.7% of total investment income from interest income in the March 2015 quarter versus 82.2% in the March 2014 quarter. The recurring income portion of NII increased year-over-year by $28.6 million, or $0.03 on a per share basis.
For the March 2015 quarter, our increase in net assets resulting from operations (“NI”) was $81.5 million or $0.23 per weighted average share. For the March 2014 quarter, our NI was $82.1 million or $0.26 per weighted average share. NI was stable year-over-year on a dollars basis and decreased by $0.03 on a per share basis.
For the nine months ended March 31, 2015, our NII was $273.2 million or $0.78 per weighted average share. For the nine months ended March 31, 2014, our NII was $273.1 million or $0.95 per weighted average share. NII was stable year-over-year on a dollars basis and decreased by $0.17 on a per share basis, driven primarily by a $0.07 per share decrease in dividend income and a $0.15 per share decrease in structuring fees and a mix shift toward online loans. Offsetting this decrease in income was a $0.05 per share decrease in incentive management fees. The recurring income portion of NII increased year-over-year by $116.0 million, or $0.05 on a per share basis.
For the nine months ended March 31, 2015, our NI was $251.6 million or $0.71 per weighted average share. For the nine months ended March 31, 2014, our NI was $247.4 million or $0.86 per weighted average share. NI increased by $4.2 million year-over-year on a dollars basis and decreased by $0.15 on a per share basis.
During the December 2014 quarter, we suspended at-the-market equity issuances for the indefinite future due to then and current share price levels. This reduction in equity and asset growth has resulted in lower origination volumes compared to prior periods.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income rather than GAAP net investment income. Taxable income can decouple meaningfully from such NII. In the March 2015 quarter, we generated taxable income of $93.7 million or $0.26 per weighted average share. In the nine months ended March 31, 2015, we generated taxable income of $352.9 million or $1.00 per weighted average share, exceeding our $0.94 per share of dividends.
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, taxable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
Below is a reconciliation of our NII to taxable income for the three and nine months ended March 31, 2015 (in thousands of dollars, except share and per share data, with all taxable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2014 and August 31, 2015 tax years):

GAAP Net Investment Income to Taxable Income	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2015
GAAP Net Investment Income	$87,441	$273,229
Dividend received by Echelon Aviation LLC and utilized to repay debt to Prospect	—	38,514
Taxable income in excess of book income from CLO investments	10,191	29,440
Non-deductible federal excise tax expense	(793)	982
Taxable (loss)/income from pass-through controlled companies	(3,191)	4,830
Other net additions/(reductions) to taxable income	40	5,950
Taxable Income	$93,688	$352,945
Weighted average shares of common stock outstanding	358,449,304	351,922,217
Taxable Income per Share	$0.26	$1.00

The largest addition to NII to arrive at taxable income is the taxable income in excess of book income generated by our collateralized loan obligation (“CLO”) investments. Our CLO investments produce taxable income largely tracking the cash income they generate on a monthly basis. The cash income generated in the early period of a CLO’s life tends to be higher than the cash income generated towards the latter period of such CLO’s life. GAAP income for CLOs, by comparison, must be recorded using the interest method so that the yield on the investment is relatively stable over the life of the investment. The interest method calculation takes into account multiple assumptions about events in the future, including expected loan default rates. Our experience to date in the Prospect CLO portfolio has been actual loan default rates significantly below the assumptions utilized for the interest method calculation, contributing to the outperformance of our CLO portfolio. The interest method accounting results in less GAAP income than taxable income being recognized, and this trend continues throughout the reinvestment period for each CLO. When we redeem or sell a CLO prior to its maturity, these accumulated differences are accounted for tax purposes as capital transactions, so they do not reverse any previous dividend distribution requirements created by taxable income. These differences of taxable income exceeding GAAP income for CLOs are recurring. In the March 2015 quarter, this difference increased our taxable income compared to net investment income by $10.2 million or $0.03 per share.
The investment performance of our CLO business has significantly exceeded our underwriting expectations, demonstrating one of the benefits of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. As of March 31, 2015, we were invested in $1.09 billion across our fleet of 34 non-recourse CLO investments. Our underlying CLO portfolio consisted of over 3,212 loans and a total asset base of over $15.9 billion. As of March 31, 2015, our CLO portfolio experienced a trailing twelve month default rate of 0.05%, significantly less than the broadly syndicated market trailing twelve month default rate of 3.79%. In the March 2015 quarter, our CLO equity portfolio generated an annualized cash yield of 20.6% and a GAAP yield of 15.4%, the latter up 0.5% from the prior quarter. In addition, we recently embarked on a strategy to further boost our CLO returns by refinancing higher cost liabilities with lower cost liabilities. As of today, we have reduced the cost of liabilities for three of our CLO investments.
We have generated cumulative taxable income in excess of cumulative dividends to shareholders since Prospect’s initial public offering (“IPO”) in 2004. From that IPO through March 2015, our taxable income is $34.1 million in excess of dividends to shareholders, an excess of $0.10 per share.
Since our IPO ten years ago through our August 2015 distribution, assuming our current share count for upcoming distributions, we will have distributed approximately $13.96 per share to initial shareholders and approximately $1.6 billion in cumulative distributions to all shareholders.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share for February, March, and April 2015. On May 5, 2015, we announced the declaration of monthly dividends in the following amounts and with the following dates:

•	$0.08333 per share for May 2015 to holders of record on May 29, 2015 with a payment date of June 18, 2015;

•	$0.08333 per share for June 2015 to holders of record on June 30, 2015 with a payment date of July 23, 2015;

•	$0.08333 per share for July 2015 to holders of record on July 31, 2015 with a payment date of August 20, 2015; and

•	$0.08333 per share for August 2015 to holders of record on August 31, 2015 with a payment date of September 17, 2015.
Our debt to equity ratio stood at 79.0% after subtraction of cash and equivalents at March 31, 2015, up from 74.2% at December 31, 2014. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending. We recently announced the redemption of our 6.95% coupon baby bond (NYSE: PRY), with such redemption expected to close on May 15, 2015. We also recently sold our first low yielding asset and expect sales of such assets to continue in the current June 2015 quarter and beyond as part of our portfolio optimization initiative.
Our net asset value per share on March 31, 2015 stood at $10.30 per share, a decrease of $0.05 in comparison to the value at December 31, 2014, demonstrating a relatively stable investment portfolio value and net asset value per share during the March 2015 quarter.
As of March 31, 2015, Prospect’s asset concentration in the energy industry stood at 4.1%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk.
We previously announced that we intend to unlock value by “spinning off” certain “pure play” business strategies to our shareholders. We desire through these transactions to (i) transform some of the business strategies we have successfully grown and developed inside Prospect into pure play public companies with the potential for increased earnings multiple trading valuations, (ii) allow for continued revenue and earnings growth through more flexible non-business development company (“BDC”) formats (which are expected to benefit from not having one or more of the (a) 30% basket, (b) leverage, and (c) control basket constraints with which regulated investment company BDCs must comply), and (iii) free up our 30% basket and leverage capacity for new originations at Prospect.
The business strategies we intend to enable our shareholders to participate in on a “pure play” basis have grown faster than our overall growth rate in the past few years, with outlets in less constraining structures required to continue this strong growth. We anticipate these non-BDC companies will have tax efficient structures.
We initially intend on focusing these efforts on three separate companies consisting of portions of our (i) CLO structured credit business, (ii) online lending business, and (iii) real estate business.
We will likely seek to divest these businesses in conjunction with capital raises for each such business, with the goal of leverage and earnings neutrality for Prospect. The sizes of these dispositions, some of which are expected to be partial rather than complete spin-offs, remain to be determined. In March 2015, we filed the initial registration statement for Prospect Yield Corporation, the CLO structured credit business, and we filed the first amendment in April 2015. Today we filed the registration statement with confidential treatment in a non-registered investment company format for our online lending business. We expect to file the remaining non-registered investment company offering for the real estate business with confidential treatment imminently. We seek but cannot guarantee consummation of these dispositions, which are subject to regulatory approvals, in the next several weeks or months of calendar year 2015.
We expect Prospect as a BDC to continue in the future to pursue our multi-line origination strategy (including continuing to invest in the businesses discussed above) as a value-added differentiating factor compared with other BDCs.

HIGHLIGHTS

Equity Values:
Net assets as of March 31, 2015: $3.695 billion
Net asset value per share as of March 31, 2015: $10.30

Third Fiscal Quarter Operating Results:
Net investment income: $87.4 million
Net investment income per share: $0.24
Taxable income: $93.7 million
Taxable income per share: $0.26
Dividends to shareholders per share: $0.2772850

Fiscal Year to Date Operating Results:
Net investment income: $273.2 million
Net investment income per share: $0.78
Taxable income: $352.9 million
Taxable income per share: $1.00
Dividends to shareholders per share: $0.94051

Third Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $219.1 million
Total portfolio investments at cost at March 31, 2015: $6.590 billion
Number of portfolio companies at March 31, 2015: 132

PORTFOLIO AND INVESTMENT ACTIVITY
Our origination efforts during the March 2015 quarter prioritized first lien senior secured lending. As of March 31, 2015, our portfolio at fair value consisted of 55.6% first lien, 19.4% second lien, 16.6% CLO structured credit (with underlying first lien), 0.6% small business whole loan, 1.4% unsecured debt, and 6.4% equity investments.
We currently have nine investment origination strategies: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in operating companies, (4) control investments in financial companies, (5) investments in CLO structured credit, (6) real estate investments, (7) investments in syndicated debt, (8) aircraft leasing, and (9) online lending. As of March 31, 2015, our control investments at fair value stood at 27.7% of our portfolio, compared to 26.2% at June 30, 2014.
With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect originated nearly $3.2 billion of investments during the 2014 calendar year.
Our portfolio’s annualized current yield stood at 12.4% across all performing interest bearing investments as of March 31, 2015, an increase of 0.1% from the December 2014 quarter. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. With the market experiencing some yield compression over the past two years, we have elected to accept some yield compression instead of chasing yield by accepting riskier credits. We believe such yield compression may have stabilized recently due to trading valuation discounts for peer companies.
At March 31, 2015, our portfolio consisted of 132 long-term investments with a fair value of $6.603 billion, compared to 138 long-term investments with a fair value of $6.006 billion at March 31, 2014. The number of long-term investments decreased by 4%, and fair value portfolio size increased by 10%, year over year. These investments span across a diversified range of industries with no one industry more than 10.2% of the portfolio at fair value as of March 31, 2015.
During the March 2015 quarter, we completed one new and several follow-on investments aggregating $219.1 million, and received full repayment on two other investments. Our sales, repayments, and scheduled amortization payments in the March 2015 quarter were $108.1 million, resulting in investments net of repayments of $111.0 million.
The majority of our portfolio consists of agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative we launched in March 2013 has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.
During the March 2015 quarter, our originations consisted of 46% third party sponsor deals, 43% online lending, 7% real estate, 2% operating buyouts, 1% CLO structured credit, and 1% syndicated debt.
Our activity during the March 2015 quarter included the following transactions:

•
On January 16, 2015, we made a $13.9 million follow-on investment in National Property REIT Corp. (“NPRC”) to acquire five additional properties in Michigan Storage, LLC, a portfolio of twelve self-storage facilities located in Michigan.

•	On February 11, 2015, we made a $20.3 million follow-on first lien senior secured debt investment in PrimeSport, Inc. to support its acquisition by a financial sponsor.

•	On February 13, 2015, CRT MIDCO, LLC repaid our $46.8 million loan.

•
On March 30, 2015, we made a $74.7 million follow-on first lien senior secured debt investment in Instant Web, LLC, of which $58.7 million was funded at closing, to support a recapitalization of the business.

•	During the period from January 1, 2015 through March 31, 2015, we made nine follow-on investments in NPRC totaling $60.0 million to support the online consumer lending initiative.

•	During the period from January 1, 2015 through March 31, 2015, our wholly-owned subsidiary PSBL purchased $28.2 million of small business whole loans.
Since March 31, 2015 (in the current June 2015) quarter, we have completed new and follow-on investments of $93.5 million.

•	On April 2, 2015, we sold our $74.7 million investment in American Broadband Holding Company. There was no gain or loss realized on the sale.

•
On April 8, 2015, we sold 60% of the outstanding principal balance of the senior secured Term Loan A investment in Trinity Services Group, Inc. for $59.3 million. There was no gain or loss realized on the sale.

•	On April 10, 2015, Sandow Media, LLC repaid our $24.4 million loan.

•
On April 15, 2015, we provided $48.5 million of first lien senior secured financing, of which $43.5 million was funded at closing, to USG Intermediate, LLC, an entrepreneur-owned direct marketing company.

•	On April 16, 2015, we made a $10.0 million second lien secured debt investment in SESAC Holdco II LLC, a performance rights organization based in Nashville, Tennessee.

•	On April 16, 2015, Ikaria, Inc. repaid our $20.0 million loan.

•	During the period from April 1, 2015 through May 6, 2015, we made two follow-on investments in NPRC totaling $20.0 million to support the online consumer lending initiative.

•	During the period from April 1, 2015 through May 6, 2015, our wholly-owned subsidiary PSBL purchased $13.8 million of small business whole loans.

•	During the period from April 1, 2015 through May 6, 2015, we sold portions of two of our investments in syndicated debt totaling $20.5 million.
The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.5% in March 2015, down from 1.9% in June 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of March 2015, our weighted average portfolio net leverage stood at 4.2 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and our weighted average EBITDA per portfolio company stood at approximately $45.0 million.
Benefiting from the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.
In the June 2014 fiscal year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million. In the nine months ended March 31, 2015, we made another three such investments, demonstrating the competitive differentiation of our scale balance sheet to close one-stop financing opportunities. We have also made multiple control investments that each individually aggregate more than $100 million in size.
During the 2013 calendar year we entered the online lending industry with a focus on prime, near-prime, and subprime consumer and small business borrowers. We intend on growing this investment strategy, which stands at approximately $375 million today, across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering an expected levered yield of approximately 18%. We expect in the next several weeks to focus on securitizations of multiple pools of such assets to diversify our funding and increase our returns.
As a yield enhancement for our business, earlier this year we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. We closed our first par value sale of a lower yielding asset recently and expect significant such sales this quarter as a potential earnings catalyst for the future.
Our advanced investment pipeline aggregates nearly $200 million of potential opportunities diversified across multiple sectors. We expect to add to this pipeline in the future. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS
During the June 2014 year we made significant progress in our efforts to utilize prudent leverage to enhance our returns, increasing our debt to equity ratio (after subtraction of cash and equivalents) from 55.7% at June 30, 2013 to 72.9% at June 30, 2014. We continue to use leverage to finance growth with our debt to equity ratio increasing to 79.0% at March 31, 2015. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration on an average basis, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). In the March 2012 year, we repurchased $5.0 million of such notes. In January 2015, we repurchased $8.0 million of such notes at an accretive discount to par. These notes bear interest at rates ranging from 4.75% to 6.25% and become due at various dates between December 15, 2015 and April 15, 2020.
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”). Since initiating the program, we have issued $912.5 million of Program Notes ($778.7 million outstanding after redemptions and exchanges, including settlements as of March 31, 2015). These notes were issued with interest rates ranging from 3.27% to 7.00% with a current weighted average rate of 5.23%. These notes mature between October 15, 2016 and October 15, 2043. We have been redeeming older, higher interest bearing Program Notes and replacing them with lower interest bearing Program Notes.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange under the ticker PRY and further demonstrate our diversified access to longer-dated funding. In April 2015, we provided notice of our intent to redeem $100.0 million aggregate principal amount of the 2022 Baby Bond Notes on May 15, 2015. We intend to refinance this position with drawings on our revolving credit facility and new issuance of lower interest bearing Program Notes.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes,” and together with the Convertible Notes, 2022 Baby Bond Notes, 2023 Notes and Program Notes, the “Unsecured Notes”). Included in the issuance is $45.0 million of Program Notes that was converted into the 2019 Notes.
The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of March 31, 2015, Prospect held more than $5.1 billion of unencumbered investments on its balance sheet, representing approximately 76% of Prospect’s portfolio, in a manner we believe is highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $885.0 million under the Facility as of March 31, 2015. The Facility includes an accordion feature which allows commitments to be increased up to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We also have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
With the closing of the Facility, one condition precedent to borrowing required an increased level of equity for us to fully utilize the $885.0 million of commitments available under the Facility. Our Board of Directors believed it was in the best interests of the shareholders to raise a modest amount of additional equity at a discount to net asset value in 2014 to enhance liquidity and maximize access to low-cost Facility financing. We have since discontinued such equity issuances.
During the period from September 11, 2014 to December 3, 2014, we issued approximately 14.8 million shares of our common stock at an average price of $9.89 per share, and raised $146.8 million of gross proceeds through at-the-market (“ATM”) issuance. No ATM issuance occurred below a price of $9.50 per share. There have been no equity issuances since December 3, 2014.
During the period from April 1, 2015 through May 6, 2015, we issued $25.0 million aggregate principal amount of our Prospect Capital InterNotes® for net proceeds of $24.6 million. In addition, we issued $5.1 million aggregate principal amount of our Prospect Capital InterNotes® for net proceeds of $5.0 million with expected closing on May 7, 2015.
We currently have drawn $102.7 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $739.1 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.

EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Thursday, May 7, 2015, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10065186. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on the Company’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on the Company’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,792,504 and $1,719,242, respectively)	$1,828,211	$1,640,454
Affiliate investments (amortized cost of $45,370 and $31,829, respectively)	46,273	32,121
Non-control/non-affiliate investments (amortized cost of $4,752,152 and $4,620,451, respectively)	4,728,287	4,581,164
Total investments at fair value (amortized cost of $6,590,026 and $6,371,522, respectively)	6,602,771	6,253,739
Cash and cash equivalents	63,624	134,225
Receivables for:
Interest, net	24,369	21,997
Other	1,604	2,587
Prepaid expenses	1,860	2,828
Deferred financing costs	60,918	61,893
Total Assets	6,755,146	6,477,269

Liabilities
Revolving Credit Facility	317,700	92,000
Convertible Notes	1,239,500	1,247,500
Public Notes	648,045	647,881
Prospect Capital InterNotes®	778,718	785,670
Dividends payable	29,887	37,843
Due to Prospect Administration	2,544	2,208
Due to Prospect Capital Management	1,391	3
Accrued expenses	3,335	4,790
Interest payable	35,386	37,459
Other liabilities	4,052	3,733
Total Liabilities	3,060,558	2,859,087
Net Assets	$3,694,588	$3,618,182

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 358,661,441 and 342,626,637 issued and outstanding, respectively)	$359	$343
Paid-in capital in excess of par	3,972,249	3,814,634
Accumulated (overdistributed) underdistributed net investment income	(20,864)	42,086
Accumulated net realized loss on investments and extinguishment of debt	(269,901)	(121,098)
Net unrealized appreciation (depreciation) on investments	12,745	(117,783)
Net Assets	$3,694,588	$3,618,182

Net Asset Value Per Share	$10.30	$10.56

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Investment Income
Interest income:
Control investments	$50,418	$38,129	$146,230	$107,848
Affiliate investments	973	727	2,814	3,622
Non-control/non-affiliate investments	94,556	85,811	290,665	243,343
CLO fund securities	39,046	31,709	118,238	87,087
Total interest income	184,993	156,376	557,947	441,900
Dividend income:
Control investments	1,346	7,575	4,756	23,527
Affiliate investments	—	—	778	—
Non-control/non-affiliate investments	24	—	46	12
Money market funds	1	15	27	32
Total dividend income	1,371	7,590	5,607	23,571
Other income:
Control investments	1,620	12,431	10,352	39,580
Affiliate investments	—	5	226	12
Non-control/non-affiliate investments	3,366	13,925	18,122	24,388
Total other income	4,986	26,361	28,700	63,980
Total Investment Income	191,350	190,327	592,254	529,451
Operating Expenses
Investment advisory fees:
Base management fee	33,679	28,709	100,878	76,829
Income incentive fee	21,860	24,631	68,307	68,269
Total investment advisory fees	55,539	53,340	169,185	145,098
Interest and credit facility expenses	42,213	31,747	127,371	88,410
Legal fees	(4)	306	1,554	483
Valuation services	401	490	1,310	1,378
Audit, compliance and tax related fees	648	336	2,239	1,704
Allocation of overhead from Prospect Administration	2,984	3,986	8,414	11,958
Insurance expense	121	90	373	273
Directors’ fees	94	81	282	231
Excise tax	(793)	1,000	982	3,000
Other general and administrative expenses	2,706	428	7,315	3,841
Total Operating Expenses	103,909	91,804	319,025	256,376
Net Investment Income	87,441	98,523	273,229	273,075
Net realized gains (losses) on investments	4,704	(1,600)	(150,973)	(3,482)
Net change in unrealized (depreciation) appreciation on investments	(9,775)	(14,822)	130,528	(22,230)
Net realized and unrealized losses on investments	(5,071)	(16,422)	(20,445)	(25,712)
Net realized losses on extinguishment of debt	(878)	—	(1,214)	—
Net Increase in Net Assets Resulting from Operations	$81,492	$82,101	$251,570	$247,363
Net increase in net assets resulting from operations per share	$0.23	$0.26	$0.71	$0.86
Dividends declared per share	$(0.28)	$(0.33)	$(0.94)	$(0.99)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2015		2014	2015		2014
Per Share Data
Net asset value at beginning of period	$		$10.73	$		$10.72
Net investment income(1)	0.24		0.31	0.78		0.95
Net realized gains (losses) on investments(1)	0.01		(0.01)	(0.44)		(0.01)
Net change in unrealized (depreciation) appreciation on investments(1)	(0.02)		(0.04)	0.37		(0.08)
Net realized losses on extinguishment of debt(1)	—	(2)	—	—	(2)	—
Dividends to shareholders	(0.28)		(0.33)	(0.94)		(0.99)
Common stock transactions(3)	—		0.02	(0.03)		0.09
Net asset value at end of period	$		$10.68	$		$10.68

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)	Amount is less than $0.01 per weighted average share.

(3)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan and shares issued to acquire investments.

(4)
Total return based on market value is based on the change in market price per share between the opening and ending market prices per share in each period and assumes that dividends are reinvested in accordance with our dividend reinvestment plan. Total return based on net asset value is based upon the change in net asset value per share between the opening and ending net asset values per share in each period and assumes that dividends are reinvested in accordance with our dividend reinvestment plan. For periods less than a year, the return is not annualized.

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702